Exhibit 99.1

News Release

1601 Bryan Street Dallas, Texas 75201-3411	FOR IMMEDIATE RELEASE

TXU Reports Improved Second Quarter Results and Affirms Outlook

DALLAS – August 1, 2006 – TXU Corp. (NYSE: TXU) today reported consolidated results for the second quarter ended June 30, 2006.

•	TXU reported net income available to common shareholders of $497 million, $1.07 per share, in the second quarter 2006 compared to second quarter 2005 net income available to common shareholders of $375 million, $0.70 per share.[1]

•	Operational earnings,[2] which exclude special items and discontinued operations,[3] were $739 million, $1.59 per share, in the second quarter 2006 compared to $381 million, $0.78 per share, in the second quarter 2005. The second quarter 2006 results include $93 million (after tax), $0.20 per share, of net hedge ineffectiveness gains associated with the company’s long-term hedging program.

•	For the six months ended (year-to-date) June 30, 2006, TXU reported net income available to common shareholders of $1,073 million, $2.29 per share, compared to year-to-date 2005 reported net income available to common shareholders of $791 million, $0.60 per share.

•	Year-to-date 2006 operational earnings were $1,255 million, $2.67 per share, compared to $628 million, $1.29 per share, for year-to-date 2005. Year-to-date 2006 results include $79 million (after tax), $0.17 per share, of net hedge ineffectiveness gains associated with the company’s long-term hedging program.

•	TXU’s outlook for operational earnings for 2006 remains at a range of $5.50 to $5.75 per share of common stock (excluding the impact of net hedge ineffectiveness associated with the company’s long-term hedging program), with the midpoint representing a 69 percent increase over 2005, and the outlook for 2007 operational earnings remains at an estimated two percent increase relative to the midpoint of the 2006 outlook.

•	Updates on the progress of TXU’s solid-fuel generation development program to Power the Future of Texas are provided on page 13. Operational highlights during the quarter are provided on page 3.

Reported Earnings

For second quarter 2006, TXU’s reported earnings were $497 million, $1.07 per share, as compared to net income available to common shareholders of $375 million, $0.70 per share, in the second quarter 2005. Second quarter 2005 reported earnings included a loss from discontinued operations of $4 million, $0.01 per share. For purposes of calculating second quarter 2005 reported earnings per share (see Table 2a), net income available to common shareholders was reduced by $36 million, $0.07 per share, due to the true-up in 2005 on the company’s November 2004 accelerated share repurchase program.

Income from continuing operations was $497 million, $1.07 per share, for second quarter 2006 compared to income from continuing operations of $383 million, $0.72 per share ($379 million, $0.71 per share, net of preference stock dividends), for the comparable prior-year period. Second quarter 2006 income from continuing operations included net charges of $242 million, $0.52 per share, that are treated as special items and 2005 income from continuing operations included net charges of $2 million that are treated as special items. See page 6 and Appendix Table A1 on page 15 for details of special items.

For year-to-date 2006, TXU’s reported earnings were $1,073 million, $2.29 per share, as compared to net income available to common shareholders of $791 million, $0.60 per share, for year-to-date 2005. Reported earnings included income from discontinued operations of $60 million, $0.13 per share, for year-to-date 2006, related primarily to a reversal of a TXU Gas income tax reserve due to favorable resolution of an IRS audit matter, and $11 million, $0.02 per share, for year-to-date

[1]	Per share earnings amounts reflect diluted earnings per share. A summary of the calculations of diluted earnings per share for the quarter and year-to-date periods ended June 30, 2006 and 2005 is provided in Tables 2a and 2b on page 5. Share counts and per share amounts for the reported periods reflect the 2-for-1 stock split, effected in the form of a 100 percent stock dividend, which occurred on December 8, 2005.
[2]	Operational earnings is a non-GAAP measure that adjusts net income for special items and income or losses that are not related to continuing operations. See Attachment 1: Financial Definitions for a detailed definition of operational earnings and other GAAP and non-GAAP financial measures used in this release.
[3]	See Appendix Table L for details of discontinued operations.

2005. For purposes of calculating year-to-date 2005 reported earnings per share (see Table 2b), net income available to common shareholders was reduced by $498 million, $1.02 per share, due to the true-up in 2005 on the company’s November 2004 accelerated share repurchase program.

Income from continuing operations was $1,013 million, $2.16 per share, for year-to-date 2006 compared to $790 million, $0.60 per share ($780 million, $0.58 per share, net of preference stock dividends), for the comparable prior-year period. Year-to-date 2006 income from continuing operations included net charges of $242 million, $0.51 per share that are treated as special items. Year-to-date 2005 income from continuing operations included net credits totaling $152 million, $0.31 per share that are treated as special items. See page 6 and Appendix Table A2 on page 15 for details of special items.

Operational Earnings

Second quarter operational earnings increased 104 percent to $1.59 per share in 2006 from $0.78 per share in 2005. The strong results were primarily due to improvements in contribution margin, fewer average common shares outstanding ($0.07 per share), decreased operating costs, and increases in other income, somewhat offset by increases in depreciation and amortization, net interest, and income tax expenses. The improvement in contribution margin included $93 million, $0.20 per share, of net hedge ineffectiveness gains associated with the company’s long-term hedging program and the impact of warmer-than-normal weather (approximately $0.09 per share), partially offset by lower average customer usage. Average common shares declined primarily due to the repurchase of approximately 28.3 million shares of common stock between November 2005 and June 2006 pursuant to the November 2005 TXU board of directors’ authorization to repurchase 34 million shares, somewhat offset by approximately 1.4 million and 5.7 million shares issued in November 2005 and May 2006 related to the settlement of equity-linked securities and 1.4 million shares issued in May 2006 for the long-term incentive compensation plan. In addition, approximately 0.2 million shares were repurchased in July 2006, leaving approximately 5.5 million shares authorized for repurchase during the remainder of 2006. TXU Corp. will apply its capital allocation philosophy in determining the timing and amount of remaining repurchases in 2006.

Year-to-date operational earnings increased 107 percent to $2.67 per share in 2006 from $1.29 per share in 2005. The drivers of the strong earnings per share improvement were improvements in contribution margins, fewer average common shares outstanding ($0.09 per share), decreased operating costs, and increases in other income, partially offset by increases in depreciation and amortization expense, selling, general and administrative (SG&A) expenses, net interest expense, and income taxes. The contribution margin improvement includes the effects of warmer-than-normal weather (approximately $0.03 per share, after tax), partially offset by lower average customer usage and $79 million (after tax), $0.17 per share, of net hedge ineffectiveness gains associated with the company’s long-term hedging program.

Operational earnings, including significant drivers by segment, are discussed in more detail beginning on page 6 under Consolidated Operational Earnings Summary.

“We had another solid quarter, with underlying results in line with expectations, reflecting ongoing progress in the execution of the company’s three-year restructuring program,” said C. John Wilder, TXU chairman and CEO. “I’m particularly proud of our record nuclear plant production. We’re also progressing well with the Power the Future of Texas program, investing in new power generation that uses the best available control technology to meet the state’s pressing need for a new large supply of low-cost power. On average, electricity demand is growing in Texas at a rate equal to adding two large new power generation units each year, and in 2006 we have already set a record peak that is equal to four new units of capacity relative to 2005. The system operator, the Electric Reliability Council of Texas, has predicted that without new generation, state reserve margins will be below safe levels as early as 2008. Our plan will double TXU’s baseload generation supply, while at the same time cutting our overall key emissions by 20 percent and provide customers with reliable, cheaper electricity and cleaner air.”

Earnings Teleconference Today

TXU will host a teleconference with financial analysts to discuss its second quarter 2006 results and its solid-fuel power generation development program at 10:00 a.m. Central (11:00 a.m. Eastern) today. The telephone number is 800-309-0343 in the United States and Canada and 706-634-7057 internationally, with confirmation code 2152137. The teleconference will be web cast live on TXU Corp.’s web site at www.txucorp.com.

Table 1 below provides a recap of operational highlights and significant transactions completed since the beginning of the second quarter of 2006.

Table 1: Operational Highlights

Highlight

Operational Excellence:

•	Announced a plan to invest more than $10 billion in a solid-fuel power generation development program. The Power the Future of Texas plan will provide approximately 9,079 megawatts of lower-cost, secure, and stable power, adding an estimated 10 percent to the Electric Reliability Council of Texas (ERCOT) supply by 2010, enough to meet Texas’ growing demand through 2015 and decrease long-term power costs for customers by an estimated $1.7 billion annually. TXU proposes to build 11 new clean-coal generating units at nine existing TXU Power sites. The plan includes the most significant voluntary emissions reduction program in the U.S. and should set a new environmental standard for power development in Texas.

•	Increasing the company’s participation in the growing renewable energy market, TXU also launched TXU Renew, with the mission of doubling TXU’s renewable energy portfolio by 2011. TXU is already the largest purchaser of renewable power in Texas, which recently passed California as the country’s largest wind generator.

•	Introduced a portfolio of industry-leading consumer and business service offerings that bring real choice to customers and the potential for immediate price relief and customer control over energy costs.

•	Began testing the first hybrid bucket truck in North Texas as part of a national two-year pilot project to develop commercial technology that reduces fuel consumption, emissions, maintenance, and noise. One of only 24 operating in North America, TXU Electric Delivery’s truck is powered by bio-diesel and an electric battery.

•	Achieved key milestones in the execution of the solid-fuel power generation program:

•	Developed an exclusive construction and design partnership in Texas with Bechtel Power and Fluor Corp., ensuring that the world’s top resources are dedicated to the program’s success,

•	Applied an intensive supplier process that significantly improved the operational characteristics of the boiler selection, allowing delivery of seven percent more power output than originally announced without additional emissions,

•	Created an operational readiness and planning organization to lead preparation for and start-up of operations of the new generation plants,

•	Finalized an agreement with General Electric to purchase eight steam turbine generators for the eight 858 MW Texas “reference plants,” which will be built using TXU’s proprietary standardized design and construction process, at terms that meet the cost and schedule targets of the program, and

•	Established office facilities in Philadelphia to support the expansion of the program in PJM and other markets.

•	Announced a 10-year, $8.7 billion agreement with InfrastruX Energy Services, which is the first of its kind in the utility industry. TXU Electric Delivery will continue to own its distribution and transmission system and associated assets while InfrastruX Energy Services will provide maintenance, construction, power restoration, and other services. InfrastruX Energy Services is a joint venture created by TXU Corp. and InfrastruX Group, a national provider of utility-related construction and maintenance services. The joint venture is expected to create a business with the scale to provide distinctive utility infrastructure services to TXU Electric Delivery and other utilities across North America, helping them serve customers more reliably and efficiently.

•	Set record production levels for the second consecutive quarter for the nuclear generation plant, successfully optimizing output through application of the TXU Operating System. The strong nuclear plant and solid lignite/coal-fired power production performance resulted in record total baseload production for a six-month period ended June 30, 2006.

•	Continued work toward achieving top-decile delivery reliability and higher customer satisfaction:

•	Cleared vegetation from 2,400 miles of distribution lines in the second quarter against a plan of 2,300 miles. In the first six months of 2006, TXU Electric Delivery cleared 3,765 miles of distribution lines, more than any other six-month period in the company’s history. The company plans to clear a total of 5,500 distribution line miles during 2006, a 40 percent increase over 2005. The vegetation management program is key to improving system reliability and reducing outage time, especially during severe weather.

•	Inspected, treated or replaced over 80,000 distribution poles through the second quarter. A total of 120,000 poles is targeted for 2006, an 84 percent increase over 2004.

•	Installed 40,000 automated meters in the second quarter, on track to have 370,000 total automated meter installations by year-end. Benefits include improved safety, on-demand meter reading, enhanced outage identification and restoration and system monitoring of voltages.

•	Installed 500 automated capacitors in the second quarter for a total of 1,400 installed units during the first half of 2006, on track to complete a planned 2,000 installations by year end. Automated capacitor controls allow for remote monitoring and control of system capacitor banks.

Market Leadership:

•	Announced a program that rewards customers for committing to conserve resources and improve environmental quality. During TXU Energy’s Power to Make a Difference month-long program, more than 5,000 customers took the pledge to change their environmental habits. In exchange, customers received a bonus credited to their TXU Energy Rewards+™ account, which can be applied toward savings on many products and services.

•	Increased TXU Wholesale’s portfolio of wind power contracts with a new 125-megawatt agreement and issued a request for proposal to purchase up to 200 megawatts of additional renewable energy capacity in the ERCOT region. TXU Renew’s mission is to add 700 megawatts of renewable energy over the next five years.

•	Launched a suite of new service options with a variety of pricing plans, generating a very positive response from customers. TXU Energy now offers more pricing alternatives than any other competitor in Texas and nine of the 10 lowest single-family prices among incumbents in their historical areas.

•	Continued to be the only retailer in the Texas electricity market offering a full 10 percent discount to low-income customers for all of 2006, to replace the LITE-UP Texas program for which state funding was redirected by the Legislature.

•	Continued funding a $15 million commitment over three years to ensure that TXU Energy Aid can provide assistance to customers who need help paying their electricity bills.

•	Committed $300,000 to Dallas and Tarrant County agencies to ensure funding during a heat emergency to support heat relief centers, provide transportation to those centers for those who need it, and support delivery of fresh water and ice as needed.

•	Recommitted to the substantial environmental benefits of the solid-fuel power generation program in Texas, which include:

•	Investing in an unprecedented voluntary emissions reduction that will decrease the company’s total key emissions 20 percent below today’s levels even while doubling its solid-fuel generation capacity.

•	Reducing the emissions intensity of its coal generation by almost 70 percent, creating the cleanest large-scale coal generation fleet in the nation.

•	Committing to spend up to $2.5 billion of its $10 billion-plus program on environmental controls and asking the Texas Commission on Environmental Quality (TCEQ) to make this commitment legally enforceable. To ensure ongoing air quality improvement, TXU believes this model should become a standard for all new power generation investments in Texas.

•	Continuing its environmental leadership with plans to invest up to $2 billion in the development and commercialization of the next generation of even cleaner technology to support future power needs.

•	Received the National Arbor Day Foundation 2006 Tree Line USA Utility Award for the sixth straight year for TXU Electric Delivery’s leadership in quality tree-care practices.

•	Named as one of the Top 10 Companies for Supplier Diversity by DiversityInc based on the 250 participating U.S. companies.

Risk/Return Mindset:

•	Improved the risk/return profile of the solid-fuel power generation program by:

•	Entering into 600 million MMBtu of new natural gas hedging transactions, significantly reducing TXU’s overall sensitivity to five-year commodity price movements,

•	Securing a commitment for $11 billion of non-recourse financing to fund construction of the facilities through a new subsidiary development company, TXU Generation Development Company LLC (TXU DevCo),

•	Launching a process to sell forward power, and

•	Working with financial advisors to lead a process for the potential sale or swap of equity interests in TXU DevCo.

•	Repurchased approximately 28.5 million shares of common stock from November 2005 through July 2006. TXU has approximately 5.5 million shares remaining under the current 34 million share repurchase program authorized by the board of directors in November 2005.

Performance Management:

•	Hired Charles R. Enze, formerly vice president, engineering and projects at Shell International Exploration & Production, Inc., as CEO of TXU Generation Construction to lead TXU’s high-performance solid-fuel power generation development program.

•	Named Stephen J. Kopenitz, senior vice president, to lead the preparation for and start-up of operations of the new generation plants.

Consolidated Results

Tables 2a and 2b below provide the shares and adjustments included in the calculation of diluted earnings per share for reported and operational earnings for second quarter and year-to-date 2006 and the comparable 2005 periods.

Table 2a: Summary Calculation of Earnings Per Share4

Q2 06 and Q2 05; $ millions, million shares, $ per share

Factor	Q2 06 Reported	Q2 06 Operational	Q2 05 Reported	Q2 05 Operational
Net income available to common shareholders	497	—	375	—
Operational earnings	—	739	—	381
Accelerated share repurchase true-up	—	—	(36)	—
Diluted earnings used in per share calculation	497	739	339	381
Average diluted shares outstanding	465	465	486	486
Diluted earnings per share	1.07	1.59	0.70	0.78

Table 2b: Summary Calculation of Earnings Per Share5

YTD 06 and YTD 05; $ millions, million shares, $ per share

Factor	YTD 06 Reported	YTD 06 Operational	YTD 05 Reported	YTD 05 Operational
Net income available to common shareholders	1,073	—	791	—
Operational earnings	—	1,255	—	628
Accelerated share repurchase true-up	—	—	(498)	—
Diluted earnings used in per share calculation	1,073	1,255	293	628
Average diluted shares outstanding	470	470	486	486
Diluted earnings per share	2.29	2.67	0.60	1.29

Tables 3a and 3b below reconcile operational earnings to reported net income available for common stock for the second and year-to-date periods ended June 30, 2006 and 2005.

Table 3a: Reconciliation of Operational Earnings to Reported Net Income Available to Common Shareholders

Q2 06 vs. Q2 05; $ millions and $ per share after tax

Factor	Q2 06 $ Millions	Q2 06 $ Per Share	Q2 05 $ Millions	Q2 05 $ Per Share
Net income available to common shareholders	497	1.07	375	0.70
Loss from discontinued operations	—	—	4	0.01
Preference stock dividends	—	—	4	0.01
Income from continuing operations	497	1.07	383	0.72
Effect of accelerated share repurchase true-up	—	—	—	0.07
Preference stock dividends	—	—	(4)	(0.01)
Special items	242	0.52	2	—
Operational earnings	739	1.59	381	0.78

[4]	For second quarter 2006, the dilution calculation for reported and operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million (after tax), and the addition to shares outstanding of 7.6 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (5.0 million) and 3) equity-linked securities (1.1 million). For second quarter 2005, the dilution calculation for reported and operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.2 million (after tax), and the addition to shares outstanding of 9.4 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (5.7 million) and 3) equity-linked securities (2.2 million). The second quarter 2005 diluted earnings per share calculation for reported earnings also reflects a reduction of net income by a $36 million increase in the actual cash true-up of the company’s share repurchase program from the value estimated at March 31, 2005.
[5]	For year-to-date 2006, the dilution calculation for reported and operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.6 million (after tax), and the addition to shares outstanding of 8.7 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (5.6 million) and 3) equity-linked securities (1.6 million). For year-to-date 2005, the dilution calculation for operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.4 million (after tax), and the addition to shares outstanding of 10.1 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (6.7 million) and 3) equity-linked securities (1.9 million).

Table 3b: Reconciliation of Operational Earnings to Reported Net Income Available to Common Shareholders

YTD 06 vs. YTD 05; $ millions and $ per share after tax

Factor	YTD 06 $ Millions	YTD 06 $ Per Share	YTD 05 $ Millions	YTD 05 $ Per Share
Net income available to common shareholders	1,073	2.29	791	0.60
Income from discontinued operations	(60)	(0.13)	(11)	(0.02)
Preference stock dividends	—	—	10	0.02
Income from continuing operations	1,013	2.16	790	0.60
Effect of accelerated share repurchase true-up	—	—	—	1.02
Preference stock dividends	—	—	(10)	(0.02)
Special items	242	0.51	(152)	(0.31)
Operational earnings	1,255	2.67	628	1.29

For both second quarter and year-to-date 2006, special charges of $242 million (after tax) were comprised of a $131 million, $0.28 per share ($0.27 per share for year-to-date) charge related to the impairment of gas-fired generation plants and related inventory write-offs in light of the likely sale or retirement of all or the majority of the plants, a $71 million, $0.15 per share charge for a “day one” loss recorded in the second quarter of 2006 related to a series of commodity hedge transactions entered into at below market prices, and the net deferred tax effect of the newly enacted Texas margin tax6 of $41 million, $0.09 per share. The hedging transactions are part of the company’s overall program to hedge exposure to future changes in power prices, which has resulted in the selling forward of approximately 1.3 billion MMBtu of natural gas over the period from 2006 to 2012. Special items for year-to-date 2005 totaled a credit of $152 million (after tax), $0.31 per share. This credit was due primarily to the $138 million of additional tax benefits related to the 2002 TXU Europe worthlessness deduction and the accrual of $23 million ($35 million before tax) of additional insurance proceeds related to the settlement of the securities class action lawsuit announced in January 2005. See Appendix Tables A1 and A2 on page 15 for special items details.

Consolidated Operational Earnings Summary

Table 4 below summarizes major drivers of consolidated operational earnings per share. A more detailed discussion of contributions and drivers by segment is provided in Business Segment Results beginning on page 8.

Table 4: Consolidated –– Operational Earnings Reconciliation

Q2 05 to Q2 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	381	0.78	628	1.29
TXU Energy Holdings segment	357	0.73	672	1.38
TXU Electric Delivery segment	—	—	(7)	—
Corporate expenses	1	0.01	(38)	(0.09)
Effect of reduced shares	—	0.07	—	0.09
06 operational earnings	739	1.59	1,255	2.67

Second quarter 2006 operational earnings were $1.59 per share, up 104 percent from the second quarter 2005. The increase included a $0.73 per share improvement in operational earnings from the competitive TXU Energy Holdings segment and a $0.07 per share improvement attributable to the reduction in average shares outstanding. Because of the strong correlation of power prices to natural gas prices in Texas, TXU has entered into forward natural gas sales transactions to hedge its power positions; the majority of these transactions are being accounted for as cash flow hedges. Changes in the values of these natural gas hedges that exceed changes in forward values of power will result in cash flow hedge ineffectiveness gains or losses. The ineffectiveness gains or losses are reported in risk management and trading activities revenues. Because the majority of TXU’s cash flow hedges are in the 2007 to 2011 period, the cause of ineffectiveness related to the natural gas hedging program is principally due to forward market heat rate changes for that period. Such changes during the second quarter 2006 resulted in net ineffectiveness gains of $143 million ($93 million, $0.20 per share, after tax) related to this long-term hedging program, further discussed under TXU Energy Holdings Segment results beginning on page 8.

[6]	A new law that reforms the Texas franchise tax system and replaces it with a new tax system, considered to be an income tax for accounting purposes, that makes all legal entities subject to tax, including general and limited partnerships. The current period charge reflects a net adjustment to deferred tax liabilities in accordance with accounting rules. The effective date of the Texas margin tax is January 1, 2008 for calendar year-end companies. The computation of tax liability will be based on 2007 revenues as reduced by certain deductions.

Year-to-date 2006 operational earnings were $2.67 per share. The $1.38 per share increase included a $1.38 per share, or 121 percent improvement in operational earnings from the competitive TXU Energy Holdings segment and a $0.09 per share improvement attributable to the reduction in average shares outstanding, partially offset by a $0.09 per share increase in corporate expense primarily due to increased net interest expense.

Cash Flow and Financial Flexibility

TXU’s successful execution of its ongoing performance improvement program is evident in the continued improvement in returns, financial flexibility measures, and cash flow.

Table 5 below provides a summary of consolidated common stock and return measures at June 30, 2006 and 2005.

Table 5: Consolidated — Return Statistics

Twelve months ended 6/30/06 and 6/30/05; Mixed measures

Return Statistic	6/30/06	6/30/05	% Change
Basic shares outstanding–end of period (millions)	462	480	(3.8)
Return on average common stock equity – based on net income (%)	388.7	37.0	—
Return on average common stock equity – based on operational earnings (%)	437.2	53.4	—
Return on average invested capital – based on adjusted net income (%)	17.6	7.9	122.8
Return on average invested capital – based on adjusted operational earnings (%)	19.3	10.1	91.1

TXU continues to make progress in improving its financial flexibility as reflected in the comparison of its credit metrics for second quarter 2006 to second quarter 2005 as shown in Table 6 below. Strong credit metrics are an essential determinant in TXU’s disciplined approach to capital allocation. TXU’s financial flexibility measures, EBITDA/interest and debt/EBITDA, have improved by 28.9 percent and 37.5 percent, respectively, over the course of the last twelve months. Total debt, excluding $1.1 billion of transition bonds and $100 million of debt-related restricted cash, decreased $460 million compared to June 30, 2005. The improvement in key credit metrics was accompanied by a significant expansion of the company’s commodity risk hedging program, further strengthening the resiliency of the company’s forward cash flows.

Table 6: Consolidated — Financial Flexibility Measures

Twelve months ended 6/30/06 and 6/30/05; $ millions and ratios

Financial Flexibility Measure	6/30/06	6/30/05	Change	% Change
EBITDA (excluding special items)	4,961	3,220	1,741	54.1
Cash interest expense	859	712	147	20.6
Debt (excluding transition bonds and debt-related restricted cash )	12,324	12,784	460	3.6
EBITDA/interest	5.8	4.5	1.3	28.9
Debt/EBITDA	2.5	4.0	(1.5)	(37.5)

As shown in Table 7, year-to-date 2006 cash provided by operating activities exceeded $1.9 billion, an increase of $1.3 billion over the prior year period. The improvement reflected higher operating earnings after taking into account non-cash items identified in the statement of cash flows, including approximately $376 million in cash tax benefits of utilizing net operating losses carried forward from prior years, a $253 million favorable change in working capital (accounts receivable, accounts payable, and inventories) reflecting higher wholesale gas receivables in 2005 and increased proceeds from the accounts receivable program in 2006, and an $84 million payment in 2005, net of insurance recoveries, related to the settlement of the consolidated amended securities class action lawsuit.

Table 7: Consolidated –– Cash and Free Cash Flow

YTD 06 and YTD 05; $ millions

Cash Flow Factor	YTD 06	YTD 05	Change	% Change
Cash provided by operating activities	1,904	594	1,310	220.5
Capital expenditures	825	507	318	62.7
Nuclear fuel	30	26	4	15.4
Free cash flow (non-GAAP)	1,049	61	988	—

Table 8 below represents available liquidity (cash and available credit facility capacity) as of July 28, 2006 and December 31, 2005. In May 2006, TXU Energy Company LLC obtained a 364-day bank commitment for an additional $1.5 billion credit facility with terms similar to its existing facilities. The decrease in available liquidity between December 31, 2005 and July 28, 2006 was due in part to the repayment or repurchase of $1,525 million of long-term debt, the purchase of the equity interest in a lease trust for certain TXU Power combustion turbines ($69 million), approximately $565 million of changes in letters of credit and cash posted for margin deposits associated with the company’s expanded long-term commodity hedging program and other commodity positions, and timing of common stock repurchases, somewhat offset by increased free cash flow as described above. TXU is targeting minimum available liquidity of $1.5 billion.

Table 8: Consolidated — Liquidity

Available amounts as of 7/28/06 and 12/31/05; $ millions

Liquidity Component	Borrower	Maturity	7/28/06	12/31/05
Cash and cash equivalents			20	37
Commercial paper program	TXU Energy Co./TXU Electric Delivery Co.		(1,726)	(358)
$1.4 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 08	848	770
$1.0 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	August 08	505	800
$1.6 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	March 10	1,097	1,405
$500 million credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 10	300	460
$1.5 billion credit facility	TXU Energy Co.	May 07	1,500	—
$500 million credit facility	TXU Energy Co.	December 09	—	—
Total liquidity			2,544	3,114

Business Segment Results

The following is a discussion of operational earnings by business segment. TXU Corp.’s businesses include the TXU Energy Holdings segment, the TXU Electric Delivery segment, and Corporate operations.

TXU Energy Holdings Segment

The TXU Energy Holdings segment of TXU Corp. includes the results of TXU DevCo, the recently formed competitive power generation development business, and TXU Energy Company LLC. TXU Energy Company LLC is the competitive business of TXU Corp. that consists primarily of electricity generation (TXU Power), wholesale energy markets activities (TXU Wholesale) and retail consumer and business markets activities (TXU Energy). Wholesale commercial operations and commodity risk management are effectively managed as one business through TXU Wholesale, which manages the natural hedge inherent between TXU Energy and TXU Power. TXU Power, TXU Wholesale and TXU Energy conduct their operations through separate legal entities that, in accordance with regulatory requirements, operate independently within the competitive Texas power market. TXU DevCo is not a subsidiary of TXU Energy Company LLC.

The financial performance of the TXU Energy Holdings segment reflects the ongoing successful implementation of the TXU Operating System and other performance improvement initiatives. In the second quarter 2006, the TXU Energy Holdings segment reported income from continuing operations of $461 million, $0.99 per share, versus $345 million, $0.71 per share for the second quarter 2005. As shown in Appendix Table A1, special charges for second quarter 2006 were $243 million, $0.52 per share, as compared to special charges of $2 million in second quarter 2005. Second quarter 2006 operational earnings were $1.51 per share as compared to $0.71 per share for second quarter 2005. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings improved by $0.73 per share.

For year-to-date 2006, the TXU Energy Holdings segment reported income from continuing operations of $981 million, $2.09 per share, versus $548 million, $1.13 per share for year-to-date 2005. As shown in Appendix Table A2, special charges for year-to-date 2006 were $243 million, $0.51 per share, as compared to special charges of $4 million for year-to-date 2005. Year-to-date 2006 operational earnings were $2.61 per share, as compared to $1.14 per share for year-to-date 2005. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings improved by $1.38 per share, over year-to-date 2005.

Table 9 below reconciles the change in operational earnings from 2005 to 2006 for the second quarter and year-to-date periods. Second quarter and year-to-date 2006 improved $357 million, $0.80 per share, and $672 million, $1.47 per share respectively, primarily as a result of improved contribution margin.

Table 9: TXU Energy Holdings Segment — Operational Earnings Reconciliation

Q2 05 to Q2 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	347	0.71	552	1.14
Contribution margin	504	1.04	976	2.01
Operating costs	24	0.05	25	0.05
Depreciation and amortization	(7)	(0.01)	(13)	(0.03)
SG&A	(15)	(0.03)	(22)	(0.05)
Franchise and revenue based taxes	(3)	(0.01)	(4)	(0.01)
Other income and deductions	1	—	6	0.01
Net interest	26	0.05	37	0.08
Income taxes	(173)	(0.36)	(333)	(0.68)
Effect of reduced shares	—	0.07	—	0.09
06 operational earnings	704	1.51	1,224	2.61

The $504 million increase in contribution margin for second quarter 2006 versus the comparable 2005 period reflects higher retail and wholesale pricing, primarily driven by the effect of natural gas prices on wholesale power market prices, record nuclear generation plant production, reduced purchased power, and the net hedge ineffectiveness gains mentioned above. The effect of higher pricing on contribution margin was partially offset by a decrease in retail sales volumes due to customer attrition, reduced average small and large business customer usage, and higher purchased power prices. Wholesale electricity revenues for second quarter 2006 decreased $151 million from second quarter 2005. The change reflected the reporting of wholesale power trading activity on a net basis,7 offset by the effect of higher wholesale prices.

While the effect of warmer weather in second quarter 2006 as compared to the same 2005 period resulted in an estimated $0.05 per share (after tax) increase in contribution margin, this increase was partially offset by the effect of higher prices and warmer weather on customer usage levels. Appendix Tables A and D provide details of operating revenues and total fuel and purchased power costs and delivery fees for the TXU Energy Holdings segment for second quarter 2006 compared to the prior year period.

The decrease in operating costs of $24 million, $0.05 per share, reflected lower maintenance costs due to the absence in 2006 of costs incurred in 2005 for a nuclear generation plant refueling outage and lower property taxes due to revised property valuation estimates, somewhat offset by the timing of coal plant outages and increased transition costs associated with generation services agreements entered into in 2006. Depreciation and amortization expense increased $7 million, $0.01 per share, primarily due to higher expenses associated with mining reclamation obligations. SG&A expenses for the second quarter 2006 increased $15 million, $0.03 per share. The increase reflected higher bad debt expense, expenses related to the solid-fuel power generation program, and higher fees associated with the sale of accounts receivable program, partially offset by decreased consulting fees. Bad debt expense for the quarter was consistent with plan levels of approximately 0.8 percent of revenues, but up slightly from second quarter 2005 due to higher retail revenues and accounts receivable balances. The $26 million, $0.05 per share, decrease in net interest expense reflects increased interest income from affiliates due to higher advances and higher interest rates, partially offset by increased short-term borrowings and associated higher interest rates. Income tax expense increased $173 million, $0.36 per share. Second quarter 2005 income taxes included a charge of $10 million arising from the resolution of audits for the years 1994 to 1996. Excluding the impact of this item, the increase in income taxes reflects increased taxable income.

The major drivers of year-to-date 2006 results were substantially the same as for second quarter 2006.

TXU Energy’s focus is on providing superior service and options to customers while achieving long-term sustainable residential net margins of five to 10 percent. To accomplish these objectives, TXU Energy launched a number of new offerings for customers in its native market to meet the needs of customers and increase retention. Many of the new offerings have a minimum term commitment in exchange for various pricing plan features or renewable content. The objective is to

[7]	Prior to January 1, 2006, all wholesale power purchases and sales scheduled with ERCOT for delivery were reported gross in the income statement and “booked-out” sales and purchases were reported net. Subsequent to an internal reorganization of TXU Wholesale, contracts that are now separately managed as a trading book and scheduled for physical delivery are reported net upon settlement in accordance with existing accounting rules. All transactions reported net, including “booked-out” contracts, are reported as a component of revenues. Second quarter and year-to-date 2006 gross revenues from power trading activities totaled approximately $291 million and $641 million, respectively.

offer plans that more directly meet the needs of customers since the price-to-beat is set to expire on December 31, 2006. The various plans have features that include price certainty, prices indexed to natural gas, renewable energy, and time of use options. TXU Energy has launched 10 service plan alternatives to the price-to-beat. These new plans have received a very favorable response from customers. In areas outside the native market, TXU Energy is pursuing customers through a multi-channel approach using both savings and dependable customer service messaging to achieve acquisition goals and a targeted five to 10 percent net margin. TXU Energy increased its number of customers in those markets by over 6 percent year-to-date.

Appendix Table C provides TXU Energy volume statistics. For second quarter 2006, the 6.5 percent decrease in retail sales volumes as compared to the same 2005 period was driven by a 14.9 percent decline in large business market volumes. Sales volumes for second quarter 2006 also reflect a 3.2 percent decrease in mass market (residential and small business) sales as compared to second quarter 2005. This decline reflects lower total mass market customer levels in TXU Energy’s native market due to competitive activity, partially offset by warmer weather and increased customer levels outside TXU Energy’s native market. Year-to-date 2006 retail sales volumes decreased 12.5 percent compared to the same 2005 period primarily due to a 20.5 percent decline in large business market volumes. Sales volumes for year-to-date 2006 also reflect a 9.0 percent decrease in mass market (residential and small business) sales as compared to second quarter 2005. This decline reflects lower total mass market customer levels in TXU Energy’s native market due to competitive activity and decreased average mass market customer usage, partially offset by warmer weather and increased customer levels outside TXU Energy’s native market.

Customer statistics for 2006 and 2005 are shown in Appendix Table D. The net retail customer year-to-date attrition rate declined to 2.4 percent during second quarter 2006 as compared to 4.8 percent in second quarter 2005. For the twelve months ended June 30, 2006, the net retail customer attrition rate was 6.0 percent as compared to 7.9 percent for the prior year period, primarily reflecting competitive activity in the middle of 2005. A number of factors affected the slightly lower churn in second quarter 2006, including lower discounts being offered by competitors in late 2005 and early 2006. These were due in part to the low to negative margins in late 2005, continued volatility in natural gas and power prices, and forecasted low margin levels based upon forward 2007 natural gas prices.

Appendix Tables E and F provide a summary of the TXU Energy Holdings segment generation and supply costs and operating statistics. Results for second quarter 2006 reflect the highest production levels ever achieved by the company’s nuclear power plant and lower fuel and purchased power volumes. Total baseload production for year-to-date 2006 also exceeded the previous record for the six months ended June 30 period. An increase in the average cost of fuel and purchased power for second quarter and year-to-date 2006 compared to the same 2005 periods was primarily due to increased power prices.

Risk Management Update

Pursuant to its risk management and hedging strategy, particularly in relation to commodity price exposure in its TXU Energy Holdings segment, TXU focuses on maintaining strong credit metrics and its complementary generation and retail businesses to manage its commodity price exposure. This approach considers the residential and business load, at current forward commodity price ranges, to represent a near-term hedge to baseload generation that will be supplemented by market transactions to manage the company’s exposure to changes in natural gas prices. As shown in Table 10 below, with the implementation of this approach, TXU has mitigated over 95 percent of its estimated natural gas exposure through 2008 on a total portfolio basis. In addition to this activity, TXU has entered into incremental transactions in 2006 to sell over 1 billion MMBtu of natural gas for 2009 through 2012. This long-term hedging program enables TXU to increase the certainty of its economic value at a time when it is undertaking a significant investment program in the new power generation units and electric delivery network.

While the use of market transactions can be effective in hedging the economic value of the portfolio, it may create period to period variations in reported earnings. Because of the strong correlation of ERCOT power prices to natural gas prices, TXU has entered into forward natural gas sales transactions to hedge its power positions in ERCOT; the majority of these transactions are being accounted for as cash flow hedges. Based on the current size of the long-term natural gas hedging program, a parallel 0.1 MMBtu/MWh change in market heat rate across each year of the hedging program could cause up to an estimated $115 million to $140 million in cash flow hedge ineffectiveness pre-tax gains or losses in the period of such change. The other transactions in the hedging program are accounted for on a mark-to-market basis and could, with a parallel $1.00/MMBtu move in gas prices, cause an estimated $100 million of unrealized mark-to-market pre-tax gains or losses. Movements in forward markets, primarily heat rates, during the second quarter 2006 resulted in net ineffectiveness pre-tax gains of $143 million related to the long-term hedging program. Net hedge ineffectiveness pre-tax gains related to the long-term hedging program totaled $122 million year-to-date.

The company actively manages its natural gas and heat rate exposure and may adjust both natural gas and heat rate positions in response to estimated generation production, customer churn and usage, wholesale market transactions, market commodity changes, risk management strategy and policy revisions, and other factors.

Tables 10 and 11 provide TXU’s current estimated natural gas and heat rate exposure, respectively, including TXU DevCo generation units. Table 12 summarizes the average price levels for the natural gas hedges.

Table 10: Pro-Forma Natural Gas Equivalent Economic Exposure 8

Balance of 06E -10E; Million MMBtu

Position	Balance of 06E	07E	08E	09E	10E
Baseload generation	210	470	480	480	465
Retail sales/other transactions[9]	(175)	(370)	(330)	(310)	(300)
TXU DevCo	—	—	5	200	500
Natural gas hedges	(35)	(110)	(150)	(260)	(395)
Planned forward power sales[10]	—	—	—	(30) to (60)	(80) to (120)
Net exposure	(5) to 5	(10) to 0	0 to 10	50 to 80	150 to 190

Table 11: Heat Rate Economic Exposure

Balance of 06E – 10E; Million MWh

Position	Balance of 06E	07E	08E	09E	10E
Baseload generation[11]	27	60	62	63	63
Retail sales/other transactions[9]	(25)	(36)	(31)	(30)	(29)
TXU DevCo	—	—	—	~27	~73
Planned forward power sales[10]	—	—	—	~(7)	~(13)
Net exposure	~2	~24	~31	~53	~94

Table 12: Average Sales Price of Natural Gas Hedges

07-10; $/MMBtu

Component	07	08	09	10
Natural gas hedges (NYMEX equivalent price)	~9.70	~8.40	~8.35	~7.95

TXU Electric Delivery Segment

The TXU Electric Delivery segment consists of TXU Electric Delivery Company, TXU Corp.’s regulated transmission and distribution business. TXU Electric Delivery is the sixth largest electric delivery company in the nation, delivering electricity to three million distribution points of delivery across a network of over 14,000 miles of transmission lines and 100,000 miles of distribution lines in the economically diverse North Central, East and West Texas. The North American Electric Reliability Council estimates approximately 2.3 percent annual demand growth in the North Texas service area over the next 5 years.

The TXU Electric Delivery segment reported income of $86 million, $0.18 per share, for both second quarter 2006 and 2005. There were no special items reported in either period.

For year-to-date 2006, the TXU Electric Delivery segment reported income of $151 million, $0.32 per share, compared to $157 million, $0.32 per share, for the same period in 2005. There were no special items reported for year-to-date 2006 and $1 million of special charges for year-to-date 2005. TXU Electric Delivery segment operational earnings for year-to-date 2006 remained level at $0.32 per share compared to year-to-date 2005.

Table 13 below reconciles the factors in operational earnings from 2005 to 2006.

[8]	As of 7/14/06 based on anticipated generation from TXU Power’s existing power generation facilities and TXU DevCo’s planned facilities assuming currently anticipated on-line dates and production levels.
[9]	Assumes native market retail position acts as a short position while net retail margin remains at or below sustainable range.
[10]	Assumes 1.5 gigawatts (GW) of forward power sales are converted at an 8 MMBtu/MWh heat rate. These forward power sales will only be executed if TXU receives the majority of the draft air permits to construct the new facilities.
[11]	Includes solid-fuel and gas plants.

Table 13: TXU Electric Delivery Segment — Operational Earnings Reconciliation

Q2 05 to Q2 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	86	0.18	158	0.32
Contribution margin	40	0.08	52	0.11
Operating costs	(13)	(0.02)	(24)	(0.05)
Depreciation and amortization	(9)	(0.02)	(18)	(0.03)
SG&A	—	—	(1)	—
Franchise and revenue based taxes	(3)	(0.01)	(5)	(0.01)
Other income and deductions	—	—	1	—
Net interest	(4)	(0.01)	(4)	(0.01)
Income taxes	(11)	(0.02)	(8)	(0.02)
Effect of reduced shares	—	—	—	0.01
06 operational earnings	86	0.18	151	0.32

Second quarter 2006 operational earnings performance for the TXU Electric Delivery segment included an increase of $40 million, $0.08 per share, in contribution margin (revenues) primarily due to increased delivered volumes that reflected warmer weather, customer growth, higher transmission revenues primarily due to rate increases approved in 2005 and 2006, increased distribution tariffs to recover higher transmission costs, and increased transition charge tariffs to service securitization bonds, which are offset by additional amortization expense of the related regulatory asset. The effects of warmer weather as compared to normal resulted in an estimated $0.04 per share (after tax) increase in revenues.

Second quarter 2006 operating costs increased $13 million, $0.02 per share, compared to second quarter 2005 primarily due to increased costs of $7 million, $0.01 per share, related to system reliability improvement initiatives (including vegetation management) and higher third-party transmission costs of $5 million, $0.01 per share. Depreciation and amortization increased $9 million, $0.02 per share, of which $6 million, $0.01 per share, was due to higher depreciation rates on normal property additions and replacements of property, plant and equipment and $2 million was due to higher amortization of regulatory assets associated with the issuance of securitization bonds, which have equal associated transition revenues.

The $4 million, $0.01 per share, increase in net interest expense for second quarter 2006 compared to second quarter 2005 reflected higher average borrowings. Second quarter 2006 income taxes increased $11 million, $0.02 per share, compared to second quarter 2005, reflecting a $4 million credit in 2005 arising from the resolution of audits for the years 1994 to 1996 and $7 million resulting from increased income before income taxes and the timing of the recognition of state income taxes in 2006.

The major drivers of year-to-date 2006 results were substantially the same as for second quarter 2006. The effects of warmer weather as compared to normal for year-to-date 2006 resulted in an estimated $0.02 per share (after tax) increase in revenues.

TXU Electric Delivery’s future results are expected to be impacted by the effects of the January 2006 rate settlement with certain cities served by the company. This rate settlement is expected to result in incremental expenses of approximately $70 million, recognized almost entirely over the period from May 2006 through June 2008.

Appendix Tables I through K summarize the details of the operating revenues and operating statistics for the TXU Electric Delivery segment for second quarter and year-to-date 2006 and 2005.

Corporate

Corporate consists of TXU Corp.’s remaining non-segment operations, primarily discontinued operations, general corporate expenses, and interest on debt at the corporate level.

For second quarter 2006, the loss from continuing operations for Corporate was $50 million, $0.10 per share, as compared to a second quarter 2005 loss of $52 million, $0.18 per share after preference stock dividends, including the effect of the dilution adjustment related to the true-up for the accelerated share repurchase program. Adjusting for special items of a credit of $1 million in 2006, second quarter 2006 operational results were a loss of $51 million, $0.10 per share compared to a loss of $52 million, $0.11 per share in second quarter 2005. Second quarter 2006 other income and deductions reflected a $26 million ($17 million, $0.03 per share after tax) benefit of a contract dispute settlement while the prior year period included litigation settlement expenses of $11 million ($7 million, $0.01 per share after tax). Net interest expense for second quarter 2006 increased $40 million, $0.08 per share, due to higher interest rates and higher average outstanding borrowings.

Year-to-date 2006 loss from continuing operations for Corporate was $119 million, $0.25 per share. For the comparable period in 2005, income from continuing operations for Corporate was $75 million after preference stock dividends, but represented a loss of $0.87 per share, reflecting the $1.02 per share effect of the dilution adjustment related to the true-up for the accelerated share repurchase program. Adjusting for special items of a credit of $1 million, year-to-date 2006 operational results were a loss of $120 million, $0.26 per share compared to a loss of $82 million, $0.17 per share, for year-to-date 2005. Year-to-date 2005 reported results also reflected the adjustment for special items of a net credit of $0.32 per share, primarily reflecting the $138 million tax benefit related to TXU Europe.

Excluding the effect of reduced shares, year-to-date 2006 Corporate expenses increased by $0.08 per share from the prior-year period, primarily due to increased net interest expense.

2006 and 2007 Outlook Affirmed

Excluding the impact of net hedge ineffectiveness associated with the company’s long-term hedging program, TXU Corp.’s outlook for operational earnings remains at a range of $5.50 to $5.75 per share of common stock for 2006 and a two percent improvement relative to the midpoint of the 2006 outlook for 2007. The 2007 outlook reflects an estimated $0.15 per share increase in purchased power expense and operating costs associated with a planned 75-day outage to refuel and replace steam generators at Unit 1 of the Comanche Peak nuclear plant.

Solid-Fuel Power Generation Development Program Update

On April 20, 2006, TXU announced its intentions to develop 11 new solid-fuel power generation facilities on an accelerated basis in Texas. This initiative will provide over nine gigawatts (GW) of capacity in ERCOT, improving reliability by 10 percent, which is enough to serve 6.5 million residents, and providing Texas with adequate power supply through 2015. It is also expected to reduce long-term power prices by an estimated $1.7 billion annually by 2010.

The need for this investment was further reinforced by the ERCOT annual five-year peak demand and energy forecast issued on June 1, 2006. The new forecast reflects a 2.3 percent projected annual demand growth rate, up 28 percent from the prior forecast of 1.8 percent annual growth. The new forecast shows reserve margins dropping to 6.8 percent in 2010, well below the 12.5 percent level deemed reliable. If no new generation is built, the risk of supply shortages will increase and inefficient, mothballed gas units will need to operate, reducing overall market efficiency and further raising power prices.

On June 8, 2006 TXU affirmed its commitment to the power generation development program, identifying four major phases of milestones for delivering on its plan and announcing completion of key milestones in Phases I, II and III. TXU also defined several key milestones for Phase IV. Appendix Tables M through P outline the key milestones for each phase, and the milestones achieved are summarized in Table 1: Operational Highlights on page 3. The announcement on June 8 also provided details on the strategy behind TXU’s power generation development program, how the technology for the planned 11 generation units to meet the pressing needs for power in Texas was selected, and certain of TXU’s ongoing environmental-related plans and commitments.

The environmental initiatives include the commitment to reduce key emissions (nitrogen oxides, sulfur dioxide and mercury) by 20 percent from current levels even with the doubling of baseload generation capacity, plans to invest up to $2 billion in development and commercialization of next generation technologies to continue to improve the air, and plans to double the TXU’s existing renewable (primarily wind) power generation capacity. This expansion will further build on TXU’s status as the largest buyer of wind power in the state, which recently surpassed California as the largest wind generator in the United States. Last week, TXU also requested that the TCEQ make legally binding the commitment to lower emissions by 20 percent even while doubling the company’s baseload power generation capacity. This principle of more than offsetting incremental key emissions would be a good public policy for Texas, and TXU believes that TXU DevCo and all builders should be held to that standard.

As indicated in Appendix Tables M through Q, TXU has continued to make progress on the program since June 8, including the finalization of an agreement to purchase eight steam turbine generators from General Electric for TXU’s eight planned reference plants, initiation of construction activities on Sandow Unit 5, establishment of temporary office facilities in Philadelphia to support the expansion of the program in PJM and other markets, and continued progress on the collaborative processes to optimize performance, cost and schedule for the eight reference plants and Oak Grove that will lead to completion of firm price engineering, procurement and construction contracts.

TXU management will provide additional insights regarding the generation development program and strategy on the teleconference at 10 a.m. Central (11 a.m. Eastern) this morning.

Additional Information

Additional information, including consolidating income statements, consolidating balance sheets, consolidated cash flow, and legal and regulatory summaries, can be obtained under the TXU Q2 2006 Earnings Results heading at www.txucorp.com/investres/default.aspx.

* * *

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (comprised of electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than 2.2 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power has over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear and 5,837 MW of lignite/coal-fired generation capacity. The company is also one of the largest purchasers of wind-generated electricity in Texas and North America. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that complements the competitive operations, using superior asset management skills to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 100,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the company’s SEC filings. In addition to the risks and uncertainties set forth in the company’s SEC filings, the forward-looking statements in this release could be affected by actions of rating agencies, delays in implementing any future price-to-beat fuel factor adjustments, the ability of the company to attract and retain profitable customers, changes in demand for electricity, the impact of weather, changes in wholesale electricity prices or energy commodity prices, the company’s ability to hedge against changes in commodity prices and market heat rates, the company’s ability to fund certain investments described herein, delays in approval of, or failure to obtain, air and other environmental permits, changes in competitive market rules, changes in environmental laws or regulations, changes in electric generation and emissions control technologies, changes in projected demand for electricity in Texas, the ability of the company to attract and retain skilled labor for planning and building new generating units, changes in the cost and availability of materials necessary for the planned new generation units, the ability of the company to manage the significant construction program to a timely conclusion with limited cost overruns, the ability of the company to implement the initiatives that are part of its performance improvement program and growth strategy, and the terms under which the company executes those initiatives, and the decisions made and actions taken as a result of the company’s financial and growth strategies.

-END-

Investor Relations:			Media:
Tim Hogan	Bill Huber	Steve Oakley	Lisa Singleton
214-812-4641	214-812-2480	214-812-2220	214-812-5049

Appendix Tables

Table A1: Description of Special Items

Q2 06 and Q2 05; $ millions and $ per share after tax

Special Item	Income Statement Line	Q2 06	Q2 06	Q2 06 Cash	Q2 06 Non-Cash[12]	Q2 05	Q2 05
TXU Energy Holdings segment:
“Day one” loss on hedges	Revenues	71	0.15	—	71	—	—
Gas plants impairment[13]	Other deductions	131	0.28		131
Texas margin tax	Income tax	41	0.09	—	41	—	—
Outsourcing/transition costs	Other deductions	—	—	—	—	2	—
Corporate and other:
Texas margin tax	Income tax	(1)	—	—	(1)	—	—
Total		242	0.52	—	242	2	—

Table A2: Description of Special Items

YTD 06 and YTD 05; $ millions and $ per share after tax

Special Item	Income Statement Line	YTD 06	YTD 06	YTD 06 Cash	YTD 06 Non-Cash[12]	YTD 05	YTD 05
TXU Energy Holdings segment:
“Day one” loss on hedges	Revenues	71	0.15	—	71	—	—
Gas plants impairment[13]	Other deductions	131	0.27		131
Texas margin tax	Income tax	41	0.09	—	41	—	—
Outsourcing/transition costs	Other deductions	—	—	—	—	4	0.01
TXU Electric Delivery segment:
Outsourcing/transition costs	Other deductions	—	—	—	—	1	—
Corporate and other:
Texas margin tax	Income tax	(1)	—		(1)	—	—
Litigation settlement benefit	Other income	—	—	—	—	(23)	(0.05)
Compensation/professional fees	SG&A	—	—	—	—	3	0.01
Outsourcing/transition costs	Other deductions	—	—	—	—	1	—
Income tax benefit	Income tax	—	—	—	—	(138)	(0.28)
Total		242	0.51	—	242	(152)	(0.31)

[12]	While these items are reflected in earnings for the current period, the cash impact, if any, will be realized in future periods. These items are considered non-cash for the current period.
[13]	Includes approximately $2 million related to the write-off of natural gas-fired generation plant inventories.

Appendix Table B: TXU Energy Holdings Segment — Operating Revenues

Q2 06 vs. Q2 05 and YTD 06 vs. YTD 05; $ millions and mixed measures

Operating Revenue Component	Q2 06	Q2 05	% Change	YTD 06	YTD 05	% Change
Retail electricity revenues:
Native market:
Residential	1,008	838	20.3	1,753	1,474	18.9
Small business	309	270	14.4	566	498	13.7
Total native market	1,317	1,108	18.9	2,319	1,972	17.6
Other markets:
Residential	160	99	61.6	248	156	59.0
Small business	20	15	33.3	36	27	33.3
Total other markets	180	114	57.9	284	183	55.2
Large business	339	332	2.1	655	659	(0.6)
Total retail electricity revenues	1,836	1,554	18.1	3,258	2,814	15.8
Wholesale electricity revenues[14]	447	598	(25.3)	982	1,132	(13.3)
Risk management and trading activities:[15]
Net realized gains (losses) on settled positions	(38)	5	—	(86)	(24)	—
Reversal of prior year net unrealized (gains)/losses	(2)	(14)	(86)	22	(23)	—
Other net unrealized gains	27	56	(52)	7	41	(83)
Net risk management and trading activities	(13)	47	—	(57)	(6)	—
Other revenues	79	77	2.6	176	157	12.1
Total operating revenues	2,349	2,276	3.2	4,359	4,097	6.4
Average revenue ($/MWh):
Residential	148.85	117.80	26.4	146.23	109.39	33.7
Small business	147.32	116.38	26.6	146.95	113.59	29.4
Large business	95.34	79.43	20.0	96.55	77.19	25.1
Average wires charge ($/MWh)	24.51	22.84	7.3	26.18	23.95	9.3

[14]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.
[15]	Adjusted for the change in reporting of trading activities in 2006. Net mark-to-market (gains)/losses for second quarter 2006 includes $145 million of ineffectiveness gains related to cash flow hedges versus $3 million of ineffectiveness gains for the comparable period in 2005. Year-to-date 2006 includes $144 million of ineffectiveness gains related to cash flow hedges versus $6 million of ineffectiveness gains for the comparable period in 2005. Also includes a $109 million charge for a “day one” loss recorded in the second quarter of 2006 related to a series of commodity price hedge transactions entered into at below-market prices.

Appendix Table C: TXU Energy Holdings Segment — Retail and Wholesale Sales

Q2 06 vs. Q2 05 and YTD 06 vs. YTD 05; Mixed measures

Volume Component	Q2 06	Q2 05	% Change	YTD 06	YTD 05	% Change
Retail electricity sales volumes (GWh):
Native market:
Residential	6,825	7,100	(3.9)	12,057	13,417	(10.1)
Small business	2,068	2,289	(9.7)	3,795	4,323	(12.2)
Total native market	8,893	9,389	(5.3)	15,852	17,740	(10.6)
Other markets:
Residential	1,018	858	18.6	1,629	1,486	9.6
Small business	169	165	2.4	301	304	(1.0)
Total other markets	1,187	1,023	16.0	1,930	1,790	7.8
Large business	3,552	4,172	(14.9)	6,785	8,534	(20.5)
Total retail electricity sales volumes	13,632	14,584	(6.5)	24,567	28,064	(12.5)
Wholesale electricity sales[16]	7,585	12,585	(39.7)	16,870	24,824	(32.0)
Total electricity sales volumes	21,217	27,169	(21.9)	41,437	52,888	(21.7)
Average KWh/customer:[17]
Residential	4,012	3,809	5.3	6,975	7,091	(1.6)
Small business	7,990	8,096	(1.3)	14,460	15,028	(3.8)
Large business	70,256	71,155	(1.3)	130,966	129,342	1.3
Weather – percent of normal:[18]
Cooling degree days	131.0	102.2	28.2	135.9	101.3	34.2

[16]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006. Includes volumes related to ERCOT balancing of 266 gigawatt-hours (GWh) of net purchase volumes in second quarter 2006, 1,253 GWh of net sales volumes in second quarter 2005, and 1,166 GWh and 2,012 GWh of net sales volumes in year-to-date 2006 and 2005, respectively.
[17]	Based upon the average of the period beginning and ending customers.
[18]	Average for service territory is based on a 50 percent - Dallas/Fort Worth, 25 percent - Mineral Wells and 25 percent Waco weighting. Weather data is obtained from WeatherBank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce).

Appendix Table D: TXU Energy Holdings Segment — Retail Customer Counts

Q2 06 vs. Q4 05 and Q2 06 vs. Q2 05; End of period, thousands, # of meters

Customer Component	Q2 06	Q4 05	6 Month % Change	Q2 05	12 Month % Change
Retail electricity customers:
Native market:
Residential	1,716	1,769	(3.0)	1,865	(8.0)
Small business	271	281	(3.6)	294	(7.8)
Total native market	1,987	2,050	(3.1)	2,159	(8.0)
Other markets:
Residential	227	213	6.6	193	17.6
Small business	7	7	—	7	—
Total other markets	234	220	6.4	200	17.0
Large business	49	55	(10.9)	56	(12.5)
Total retail electricity customers	2,270	2,325	(2.4)	2,415	(6.0)
Estimated share of market[19] (%):
Native market:
Residential	70	72	(2.8)	77	(9.1)
Small business	68	71	(4.2)	74	(7.6)
Total ERCOT:
Residential	38	39	(2.6)	42	(9.5)
Small business	28	29	(3.4)	30	(6.7)
Large business	17	20	(15.0)	20	(15.0)

Appendix Table E: TXU Energy Holdings Segment — Fuel and Purchased Power Costs and Delivery Fees

Q2 06 vs. Q2 05 and YTD 06 vs. YTD 05; $ millions

Cost Component	Q2 06	Q2 05	% Change	YTD 06	YTD 05	% Change
Nuclear fuel	22	18	22.2	43	38	13.2
Lignite/coal	113	119	(5.0)	229	234	(2.1)
Total baseload fuel	135	137	(1.5)	272	272	—
Gas/oil fuel and purchased power costs	421	720	(41.5)	689	1,252	(45.0)
Other costs	50	70	(28.6)	122	133	(8.3)
Fuel and purchased power costs[20]	606	927	(34.6)	1,083	1,657	(34.6)
Delivery fees	337	338	(0.3)	650	681	(4.6)
Fuel and purchased power costs and delivery fees	943	1,265	(25.5)	1,733	2,338	(25.9)

[19]	End of period. Estimated market share is based on the estimated number of customers (meters) in the native market and the estimated number of customers (meters) in ERCOT that have choice.
[20]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.

Appendix Table F: TXU Energy Holdings Segment — Generation and Supply Statistics

Q2 06 vs. Q2 05 and YTD 06 vs. YTD 05; Mixed measures

Generation and Supply Statistic	Q2 06	Q2 05	% Change	YTD 06	YTD 05	% Change
Production and purchased power (GWh):
Nuclear (baseload)	5,098	4,250	20.0	10,178	9,047	12.5
Lignite/coal (baseload)	10,044	10,605	(5.3)	20,918	21,125	(1.0)
Total baseload generation	15,142	14,855	1.9	31,096	30,172	3.1
Gas/oil generation	1,350	1,005	34.3	1,539	1,265	21.7
Purchased power[21]	5,291	12,034	(56.0)	9,616	22,599	(57.4)
Total energy supply	21,783	27,894	(21.9)	42,251	54,036	(21.8)
Less line loss and power imbalances	566	725	(21.9)	814	1,148	(29.1)
Net energy supply volumes	21,217	27,169	(21.9)	41,437	52,888	(21.7)
Baseload capacity factors (%):
Nuclear	102.0	84.9	20.1	102.3	90.8	12.7
Lignite/coal	82.4	86.9	(5.2)	86.4	87.3	(1.0)
Total baseload	88.0	86.3	2.0	90.9	88.3	2.9
Adjusted baseload capacity factors[22] (%):
Nuclear	102.0	101.4	0.6	102.3	100.8	1.5
Lignite/coal	95.0	96.2	(1.2)	96.2	96.1	0.1
Total baseload	96.9	97.6	(0.7)	98.0	97.4	0.6

Appendix Table G: TXU Energy Holdings — Maturity Dates of Unrealized Net Commodity Contract Assets

6/30/06; $ millions unless otherwise noted

Source of Fair Value	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years	Total
Prices actively quoted	103	30	9	—	142
Prices provided by other external sources	(127)	23	(129)	(5)	(238)
Prices based on models	17	—	—	—	17
Total	(7)	53	(120)	(5)	(79)
Percentage of total fair value	9	(67)	152	6	100

Appendix Table H: TXU Energy Holdings Segment — Changes in Commodity Contract Assets and Liabilities

YTD 06; $ millions

Change Component	Impact
Net commodity contract liability – beginning of period	(56)
Settlements of positions included in the opening balance[23]	22
Unrealized mark-to-market valuations of positions held — end of period[24]	(137)
Other activity[25]	(8)
Net commodity contract liability — end of period	(179)

[21]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.
[22]	Excludes planned outages and economic back-down.
[23]	Represents reversals of unrealized mark-to-market valuations of these positions recognized in earnings prior to the beginning of the period, to offset realized gains and losses upon settlement.
[24]	Includes a $109 million charge for a “day one” loss recorded in the second quarter of 2006 related to a series of commodity price hedge transactions entered into at below-market prices.
[25]	These activities do not arise from mark-to-market valuations. Includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received and related amortization. Activity includes $20 million of natural gas received related to physical swap transactions offset by $12 million of option premium payments.

Appendix Table I: TXU Electric Delivery Segment –– Operating Revenues

Q2 06 vs. Q2 05 and YTD 06 vs. YTD 05; $ millions

Revenue Component	Q2 06	Q2 05	% Change	YTD 06	YTD 05	% Change
Electricity transmission and distribution:
Affiliated (TXU Energy Holdings)	284	304	(6.6)	551	615	(10.4)
Nonaffiliated	320	260	23.1	615	499	23.2
Total	604	564	7.1	1,166	1,114	4.7

Appendix Table J: TXU Electric Delivery Segment — Operating Statistics

Q2 06 vs. Q2 05; Mixed measures

Operating Statistic	Q2 06	Q2 05	% Change
Volumes - Electricity distribution (GWh)	27,244	25,459	7.0
Electricity points of delivery - number of meters (end of period, in thousands)[26]	3,038	2,996	1.4
System Average Interruption Duration Index (SAIDI) (non-storm)[27]	73.54	74.52	(1.3)
System Average Interruption Frequency Index (SAIFI) (non-storm) [27]	1.11	1.15	(3.5)
Customer Average Interruption Duration Index (CAIDI) (non-storm) [27]	66.11	64.71	2.2

Appendix Table K: TXU Electric Delivery Segment — Operating Statistics

YTD 06 vs. YTD 05; Mixed measure

Operating Statistic	YTD 06	YTD 05	% Change
Volumes - Electricity distribution (GWh)	50,376	48,907	3.0

Appendix Table L: Details of Discontinued Operations

Q2 06, Q2 05, YTD 06 and YTD 05; $ millions and $ per share after tax

Discontinued Operation	Q2 06	Q2 06	Q2 05	Q2 05	YTD 06	YTD 06	YTD 05	YTD 05
TXU Energy Holdings segment	—	—	(1)	—	—	—	(4)	(0.01)
TXU Australia	—	—	—	—	—	—	1	—
TXU Gas	—	—	(3)	(0.01)	60	0.13	14	0.03
Total income (loss)	—	—	(4)	(0.01)	60	0.13	11	0.02

[26]	Includes lighting sites, principally guard lights, for which TXU Energy Retail is the REP, which are not included in TXU Energy Retail’s customer count. Such sites totaled 84,362 and 88,242 at June 30, 2006 and 2005, respectively. Adjusting for the guard lights, which have minimal value, points of delivery increased 1.6 percent.
[27]	SAIDI is the number of minutes in a year the average customer is out of electric service. SAIFI is the number of times in a year the average customer experiences an interruption to electric service. CAIDI is the duration in minutes of the average interruption to electric service for those customers experiencing an outage.

Appendix Table M: Phase I - Set the Strategic Direction Key Milestones

Evaluate several strategic and current and future technology alternatives for generation investment programs in ERCOT and other markets where market fundamentals require additional baseload power to deliver consumers less expensive, more reliable and cleaner power. Design and launch a sustainable business model in ERCOT and explore the potential to deploy this business model to multiple markets.

#	Milestone	Date[28]	Status[29]
1	Hire CEO of TXU Generation Development (Mike Childers)	05/05	Completed
2	Complete Oak Grove air permit application filing	07/05	Completed
3	Build inventory of generation sites in ERCOT	07/05	Completed
4	Assess water rights and other infrastructure assets and rail connectivity at ERCOT sites	07/05	Completed
5	Complete detailed assessment of major power markets (ERCOT plus others)	09/05	Completed
6	Evaluate customer demand growth and forecasted ERCOT reserve margins	09/05	Completed
7	Evaluate transmission connectivity and impact in ERCOT	09/05	Completed
8	Evaluate alternative innovative retail products	10/05	Completed
9	Develop comprehensive growth strategy and strategic options	10/05	Completed
10	Start development plans for Oak Grove and Sandow Unit 5	12/05	Completed
11	Complete detailed assessment of generation technology alternatives	02/06	Completed
12	Complete TXU site assessment and selection	02/06	Completed
13	Develop high performance construction model using the TXU Operating System	02/06	Completed
14	Evaluate potential EPC contractors to assess capability for building a reference plant	03/06	Completed
15	Develop target for 20 percent reduction in total emissions, while doubling solid-fuel capacity	04/06	Completed
16	Assess economic impact of TXU DevCo facilities on Texas	04/06	Completed
17	Evaluate workforce requirements and internal skills relative to requirements	04/06	Completed
18	Meet with key local and state officials to describe program and impact	04/06	Completed
19	Complete reference plant air permit application filings with TCEQ	04/06	Completed
20	Prioritize next generation technologies for retrofit and new capacity	Ongoing	In progress

[28]	Dates are projected or target dates, except where status is “Completed”. This is especially important as it relates to projected dates for obtaining environmental permits, for which there is a defined process but it is not controlled by TXU.
[29]	Bold indicates a change in status since previous disclosure on June 8, 2006.

Appendix Table N: Phase II - Ensure Operational Execution Key Milestones

Partner exclusively with the best EPC firms. Build an industry-leading construction and operations management team to execute the program on time and on target and operate the facilities at world-class reliability and cost levels. Work with partners to remove waste and apply the TXU Operating System to drive the lowest-cost and highest-value design, construction, and operations plans for the reference plants.

#	Milestone	Date[28]	Status[29]
1	Name SVP for operational readiness and planning (Steve Kopenitz)	05/06	Completed
2	Have TCEQ deem reference plant permit applications administratively complete	05/06	Completed
3	Hire CEO of TXU Generation Construction (Chuck Enze)	06/06	Completed
4	Begin Sandow Unit 5 construction	06/06	Completed
5	Complete comprehensive workforce assessment to meet operating requirements	08/06	In progress
6	Implement performance management and continuous improvement processes	08/06	In progress
7	Build construction organization and key management processes	09/06	In progress
8	Analyze future state staffing needs by skill, quantity, and facility	09/06	In progress
9	Obtain Oak Grove air permit	09/06	In progress
10	Obtain draft reference plant air permits from TCEQ	09/06	In progress
11	Begin Oak Grove construction (after air permit receipt)	10/06
12	Develop work rules/procedures that promote empowerment and productivity	11/06	In progress
14	Finalize and launch comprehensive talent sourcing plan	12/06	In progress
15	Develop and initiate the “TXU Academy” for training and developing employees	02/07	In progress
16	Obtain first reference plant air permit(s)	04/07
17	Launch first reference plant construction (after air permit receipt)	04/07
18	Begin integration of employees into operations and commissioning of new facilities	Fall 08
19	Complete construction on dual rail connectivity for each site	10/08
20	Achieve online status of Sandow Unit 5	03/09
21	Achieve online status of Oak Grove Unit 1	04/09
22	Achieve online status of Oak Grove Unit 2	10/09
23	Achieve online status of first reference plant	Fall 09

Appendix Table O: Phase III – Optimize the Risk/Return Profile Key Milestones

Develop an investment profile that is economically sound in a variety of industry conditions, effectively manage commodity risk, secure 100 percent non-recourse capital, and identify and secure investment partners that would benefit the solid-fuel power generation program.

#	Milestone	Date[28]	Status[29]
1	Complete Sandow Unit 5 firm-price EPC contract	05/06	Completed
2	Secure financing commitment for TXU DevCo	06/06	Completed
3	Complete definitive design, engineering and procurement agreement with Bechtel for reference facilities	06/06	Completed
4	Complete EPC definitive agreement with Fluor for Oak Grove	06/06	Completed
5	Select suppliers and enter agreement for power blocks (boilers and turbines)	06/06	Completed
6	Define rail and train set acquisition strategy	07/06	Completed
7	Contract to divest or restructure elements of gas facility portfolio	Fall/06	Revised In progress
8	Complete collaborative process phase for Oak Grove facilities with Fluor; complete firm price contract	09/06	Revised In progress
9	Complete initial natural gas hedging program	09/06	In progress
10	Complete collaborative process phase of reference plant design with Bechtel	09/06	In progress
11	Evaluate strategic alternatives for sourcing fuel	09/06	In progress
12	Complete first reference plant firm price EPC contract	09/06	In progress
13	Complete forward sales of physical power	Fall 06	In progress
14	Complete initial rail transportation provider agreement	09/06	In progress
15	Syndicate TXU DevCo financing	Fall 06	In progress
16	Evaluate integration of operational and asset management partners into the operating model	10/06	In progress
17	Design operating model for high-performance O&M costs and capacity factors at new facilities	10/06	In progress
18	Complete evaluation of sales of equity interests in TXU DevCo	Fall 06	In progress

Appendix Table P: Phase IV - Expand to New Markets Key Milestones

Identify and acquire key sites in new markets where TXU can expand its solid-fuel power generation program; develop the options for multiple technologies by applying the solid-fuel power generation program model to other technologies and the same quality management and operational expertise in other markets.

#	Milestone	Date[28]	Status[29]
1	Develop detailed power market analysis of PJM and Northeast markets	05/06	Completed
2	Establish Northeast office	06/06	Completed
3	Engage key advisors for technical diligence (transmission, siting, air modeling)	07/06	Completed
4	Analyze impact of new generation on supply, transmission, and demand	07/06	Completed
5	Complete generation technology review based on sites, markets, fuels and regulation	08/06	In progress
6	Complete economic evaluation of investment opportunity and investment prioritization	08/06	In progress
7	Identify target sites with highest return potential	09/06	In progress
8	Conduct detailed diligence on each site (transmission, visibility, emissions, water, rail)	10/06	In progress
9	Prioritize and acquire target sites	10/06	In progress
10	Complete fuel supply and rail/transportation analysis	10/06	In progress
11	Define reference plant for new market expansion (modifying existing reference plant design)	10/06	In progress
12	Launch ISO interconnection application	10/06
13	Meetings with key stakeholders (regulators, governors, agencies)	11/06	In progress
14	File applications for air/site permits	12/06	In progress

Appendix Table Q: Status of Reference Plant Collaborative Process29

Development	Component	Ideas Identified	Under Evaluation	Analysis Complete/ Decisions Made
Site selection:	Water rights	Yes	Yes	Yes
	Rail access	Yes	Yes	Yes
	Transportation	Yes	Yes	Yes
	Property rights	Yes	Yes	Yes
Plant configuration:	Capacity	Yes	Yes	Yes
	Fuel type	Yes	Yes	Yes
	Size	Yes	Yes	Yes
	Technical aspects	Yes	Yes	Yes
Physical plant layout:	Power block	Yes	Yes	Yes
	Fuel yard and rail loop	Yes	Yes	Yes
	By-product distribution	Yes	Yes	Yes
	Relocation of existing structures	Yes	Yes	Yes
Permit application:	Plant and site data gathered/analyzed	Yes	Yes	Yes
	Documents prepared	Yes	Yes	Yes
	Submitted to proper agency	Yes	Yes	Yes
Rail and fuel:	Sites access strategies	Yes	In progress
	Fuel supply agreement	Yes	In progress
	Permitting and routing	Yes	In progress
	Construction	Yes	In progress
	Rail cars	Yes	In progress
Procurement:	Boiler	Yes	Yes	Yes
	Turbine generator	Yes	Yes	Yes
	Critical piping, pumps and valves	Yes	In progress
	Air quality control system	Yes	Yes	Yes
Plant components:	Foundations/site prep	Yes	In progress
	Boiler structural steel	Yes	In progress
	Boiler erection	Yes	In progress
	Critical piping	Yes	In progress
	Critical valves	Yes	In progress
	Feed and condensate system	Yes	In progress
	Condensate chemistry controls	Yes	In progress
	Plant structural steel	Yes	In progress
	Chimney	Yes	In progress
	Coal handling	Yes	In progress
	Cooling towers	Yes	In progress
	Electrical controls/distributive control systems	Yes	In progress
	Raceway and cable	Yes	In progress
	Transformer	Planned
Processes:	Start up and commissioning	Yes	In progress
	Labor strategy	Yes	In progress
	Modularization	Yes	In progress
	Scope optimization	Yes	In progress

Attachment 1: Financial Definitions

Cash Interest Expense (non-GAAP): Interest expense and related charges less amortization of discount and reacquired debt expense plus capitalized interest. Cash interest expense is a measure used by TXU to assess credit quality.

Contribution Margin: Operating revenues (GAAP) less fuel and purchased power costs and delivery fees (GAAP).

Debt/EBITDA (non-GAAP): Total debt less transition bonds and debt-related restricted cash divided by EBITDA. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. Debt/EBITDA is a measure used by TXU to assess credit quality.

EBIT (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax and special items. EBIT is a measure used by TXU to assess performance.

EBITDA (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax plus depreciation and amortization and special items. EBITDA is a measure used by TXU to assess performance.

EBITDA/Interest (non-GAAP): EBITDA divided by cash interest expense is a measure used by TXU to assess credit quality.

Free Cash Flow (non-GAAP): Cash provided by operating activities less capital expenditures and nuclear fuel. Used by TXU predominantly as a forecasting tool to estimate cash available for dividends, debt reduction, and other investments.

Income from Continuing Operations per Share (GAAP): Per share (diluted) income from continuing operations before extraordinary gain and preference stock dividends.

Operational Earnings (non-GAAP): Income from continuing operations net of preference stock dividends and excluding special items. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

Operational Earnings per Share (non-GAAP): Per share (diluted) income from continuing operations net of preference stock dividends and excluding special items. Operational earnings per share for year-to-date 2005 excludes the effect of the adjustment in first quarter 2005 for the cost of a true-up payment on the 52.5 million share accelerated common stock repurchase.

Reported Earnings per Share (GAAP): Per share (diluted) net income available to common shareholders.

Return on Average Common Stock Equity Based on Net Income (GAAP): Twelve months ended net income available to common shareholders (GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated.

Return on Average Common Stock Equity Based on Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Net Income (non-GAAP): Twelve months ended net income (GAAP), plus after-tax interest expense and related charges net of interest income on restricted cash related to debt divided by the average of the beginning and ending total capitalization, less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP), plus preference stock dividends, plus after-tax interest expense and related charges net of interest income on restricted cash related to debt, divided by the average of the beginning and ending total capitalization, less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Special Items (non-GAAP): Unusual charges related to the implementation of the performance improvement program and other charges, credits or gains that are unusual or nonrecurring. Special items are included in reported GAAP earnings, but are excluded from operational earnings.

Total Debt (GAAP): Long-term debt (including current portion), plus bank loans and commercial paper, plus long-term debt held by subsidiary trusts and preferred securities of subsidiaries.

Total Debt less Transition Bonds and Debt-Related Restricted Cash (non-GAAP): TXU also uses a total debt measure that excludes transition bonds and debt-related restricted cash. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. TXU uses this measure to evaluate its debt and capitalization levels.

Exhibits: Regulation G – Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Exhibit 1: Return on Average Common Stock Equity Calculation

Twelve months ended 6/30/06 and 6/30/05; $ millions unless otherwise noted

Component	6/30/06	6/30/05	Ref
Net income available to common shareholders	1,994	830	A
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	1,998	831
Special items	245	388
Preference stock dividends	—	(21)
Operational earnings	2,243	1,198	B
Average common equity	513	2,245	C
Return on average common equity - based on net income (A/C) (%)	388.7	37.0
Return on average common equity - based on operational earnings (B/C) (%)	437.2	53.4

Exhibit 2: Return on Average Invested Capital Calculation

Twelve months ended 6/30/06 and 6/30/05; $ millions unless otherwise noted

Component	6/30/06	6/30/05	Ref
Net income	1,994	851
After-tax interest expense and related charges net of interest income (a)	520	442
Total return (based on net income)	2,514	1,293	A
Operational earnings	2,243	1,198
Preference stock dividends	—	21
After-tax interest expense and related charges net of interest income (a)	520	442
Total return (based on operational earnings)	2,763	1,661	B
Average total capitalization	14,283	16,440	C
Return on average invested capital—based on adjusted net income (A/C) (%)	17.6	7.9
Return on average invested capital—based on adjusted operational earnings (B/C) (%)	19.3	10.1

(a) After-tax interest expense and related charges net of interest income
Interest expense	849	721
Interest income	(49)	(41)
Net	800	680
Tax at 35%	280	238
Net of tax	520	442

Exhibit 3: Interest and Debt Coverage Ratios

Twelve months ended 6/30/06 and 6/30/05; $ millions unless otherwise noted

Component	6/30/06	6/30/05	Ref
Cash provided by operating activities	4,103	1,865	A
Reconciling adjustments from cash flow statement	(2,105)	(1,034)	B
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	1,998	831
Income tax expense	1,038	293
Interest expense and related charges	849	721
Interest income	(49)	(41)
Depreciation and amortization	811	769
EBITDA	4,647	2,573
Special items	314	647
EBITDA (excluding special items)	4,961	3,220	C
Interest expense and related charges	849	721
Amortization of discount and reacquired debt expense	(14)	(25)
Capitalized interest	24	16
Cash interest expense	859	712	D
Total debt	13,544	13,996	E
Transition bonds	(1,120)	(1,212)
Debt-related restricted cash	(100)	—
Total debt less transition bonds	12,324	12,784	F
EBITDA/interest – ratio (C/D)	5.8	4.5
Debt/EBITDA – ratio (F/C)	2.5	4.0
Cash provided by operating activities+cash interest expense/cash interest expense – ratio (A+D/D)	5.8	3.6
Total debt/cash provided by operating activities – ratio (E/A)	3.3	7.5

Exhibit 4a: Consolidated — Operational Earnings Reconciliation

Q2 06; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	704	1.51	86	0.18	(51)	(0.10)	739	1.59
Special items	(243)	(0.52)	—	—	1	—	(242)	(0.52)
Income (loss) from cont. operations	461	0.99	86	0.18	(50)	(0.10)	497	1.07
Discontinued operations	—	—	—	—	—	—	—	—
Net income (loss) to common	461	0.99	86	0.18	(50)	(0.10)	497	1.07
Average shares – diluted								465

Exhibit 4b: Consolidated — Operational Earnings Reconciliation

Q2 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	347	0.71	86	0.18	(52)	(0.11)	381	0.78
Special items	(2)	—	—	—	—	—	(2)	—
Effect of share repurchase dilution	—	—	—	—	—	(0.07)	—	(0.07)
Preference stock dividends	—	—	—	—	4	0.01	4	0.01
Income (loss) from cont. operations	345	0.71	86	0.18	(48)	(0.17)	383	0.72
Discontinued operations	(1)	—	—	—	(3)	(0.01)	(4)	(0.01)
Preference stock dividends	—	—	—	—	(4)	(0.01)	(4)	(0.01)
Net income (loss) to common	344	0.71	86	0.18	(55)	(0.19)	375	0.70
Average shares – diluted								486

Exhibit 4c: Consolidated — Operational Earnings Reconciliation

YTD 06; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	1,224	2.61	151	0.32	(120)	(0.26)	1,255	2.67
Special items	(243)	(0.51)	—	—	1	—	(242)	(0.51)
Rounding	—	(0.01)	—	—	—	0.01	—	—
Income (loss) from cont. operations	981	2.09	151	0.32	(119)	(0.25)	1,013	2.16
Discontinued operations	—	—	—	—	60	0.13	60	0.13
Net income (loss) to common	981	2.09	151	0.32	(59)	(0.12)	1,073	2.29
Average shares – diluted								470

Exhibit 4d: Consolidated — Operational Earnings Reconciliation

YTD 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	552	1.14	158	0.32	(82)	(0.17)	628	1.29
Special items	(4)	(0.01)	(1)	—	157	0.32	152	0.31
Effect of share repurchase dilution	—	—	—	—	—	(1.02)	—	(1.02)
Preference stock dividends	—	—	—	—	10	0.02	10	0.02
Income (loss) from cont. operations	548	1.13	157	0.32	85	(0.85)	790	0.60
Discontinued operations	(4)	(0.01)	—	—	15	0.03	11	0.02
Preference stock dividends	—	—	—	—	(10)	(0.02)	(10)	(0.02)
Net income (loss) to common	544	1.12	157	0.32	90	(0.84)	791	0.60
Average shares – diluted								486